Exhibit 99.1
Sabine Royalty Trust

News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JULY
     Dallas, Texas, July 3, 2009 – Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.29014 per unit, payable on July 29, 2009, to unit holders of record on July 15, 2009. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on our website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for April 2009 and the gas production for March 2009, both including postings from the previous month’s production. Preliminary production volumes are approximately 36,771 barrels of oil and 511,474 Mcf of gas. Preliminary average prices are approximately $50.13 per barrel of oil and $3.52 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	36,771	511,474	$50.13	$3.52

Prior Month	34,942	455,901	$43.13	$3.42
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of June, approximately $333,000 of revenue received will be posted in the following month of July in addition to normal receipts during July. Since the close of business in June and prior to this press release, approximately $279,000 in revenue has been received.
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) is the new transfer agent and registrar for Sabine Royalty Trust. Unitholders with registered accounts can contact AST with questions relating to transfers of ownership and instruction, change of addresses, direct deposit of distribution checks, and any other account related questions. The dedicated toll free number to call AST will be
1-800-874-2086.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free Number: 1.800.365.6541